UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 6, 2012

ENPHASE ENERGY, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-35480	20-4645388
(State of incorporation)	(Commission File No.)	(IRS Employer Identification No.)

1420 N. McDowell Blvd

Petaluma, CA 94954

(Address of principal executive offices and zip code)

Registrant’s telephone number, including area code: (707) 774-7000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.02. Results of Operations and Financial Condition.

On August 7, 2012, Enphase Energy, Inc. (the “Company”) issued a press release announcing the Company’s financial results for the second quarter ended June 30, 2012. A copy of the press release is furnished as Exhibit 99.1 to this report.

The information in this Form 8-K and the exhibit attached hereto shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or subject to the liabilities of that Section or Sections 11 and 12(a)(2) of the Securities Act of 1933, as amended (the “Securities Act”), and shall not be incorporated by reference in any registration statement or other document filed under the Securities Act or the Exchange Act, whether made before or after the date hereof, regardless of any general incorporation language in such filings, except as shall be expressly set forth by specific reference in such a filing.

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On August 6, 2012, the Company entered into a separation agreement with Sanjeev Kumar, the Company’s Chief Financial Officer (“CFO”). Mr. Kumar’s separation was not the result of any disagreement with the Company on any matter relating to the Company’s operations, policies or practices. Mr. Kumar will remain the Company’s CFO through a transition period that is expected to run into the fourth quarter of 2012. Under the agreement, Mr. Kumar’s last day of employment is scheduled to be November 15, 2012 (the “Scheduled Separation Date”). Mr. Kumar and the Company may subsequently agree to extend the Scheduled Separation Date to a later date. If the Company hires a new CFO prior to such date, Mr. Kumar will remain an employee of the Company until the Scheduled Separation Date unless otherwise agreed in writing between the Company and Mr. Kumar.

In light of Mr. Kumar’s commitment to continue in his capacity as CFO through the transition period, the Company has agreed to increase Mr. Kumar’s annualized base salary from $225,000 to $275,000 retroactive to January 1, 2012. During the transition period, Mr. Kumar will be paid his adjusted base salary and will continue to vest in his outstanding stock options.

The Company has also agreed to pay Mr. Kumar a single lump sum severance payment in the amount of $168,750, subject to payroll deductions and withholdings, and to reimburse Mr. Kumar for COBRA premiums necessary to continue his current health insurance coverage (including coverage for any eligible dependents) for up to nine months after his final separation date. In addition, the Company has agreed to accelerate the vesting of Mr. Kumar’s outstanding stock options such that the options which otherwise would have vested in the three months after the final separation date had Mr. Kumar continued his employment shall be deemed vested as of the separation date. Each of the foregoing benefits is subject to Mr. Kumar’s delivery to the Company of a release of claims on or within 21 days after his final separation date and allowing the release to become effective.

Mr. Kumar will also become eligible to receive a bonus pursuant to the Company’s 2012 cash performance bonus program adopted by the Compensation Committee of the Board of Directors and described in the Company’s Current Report on Form 8-K/A filed with the Securities and Exchange Commission on May 17, 2012 (the “2012 Performance Bonus Program”). Mr. Kumar’s target bonus opportunity will be 50% of his 2012 adjusted base salary and will be determined based solely upon achievement of the Company’s corporate goals (not based on any individual or department goals). Any bonus which Mr. Kumar may be awarded under the 2012 Performance Bonus Plan will be pro-rated based on the length of Mr. Kumar’s 2012 service to the Company. Whether or not any bonus is paid to executive officers in any year is within the discretion of the Compensation Committee. Any bonus payable to Mr. Kumar under the 2012 Performance Bonus Program will be paid, subject to applicable payroll deductions and withholdings, on or within ten (10) business days after the date active eligible executive officers are paid their bonuses under the 2012 Performance Bonus Program. The foregoing benefit is subject to Mr. Kumar delivering the release of claims and allowing it to become effective.

The foregoing description of the separation agreement is qualified in its entirety by reference to the full text of the separation agreement, which will be filed as an exhibit to the Company’s Quarterly Report on Form 10-Q for the quarter ending September 30, 2012.

Item 9.01. Financial Statements and Exhibits.

(d)	Exhibits.

Exhibit Number	Description

99.1	Press release, dated August 7, 2012, of Enphase Energy entitled “Enphase Energy Reports 88% Year-over-Year Revenue Growth in Second Quarter 2012 Financial Results.”

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: August 7, 2012	ENPHASE ENERGY, INC.

	By:	/s/ Paul B. Nahi
Paul B. Nahi
President and Chief Executive Officer

INDEX TO EXHIBITS

Exhibit Number	Description

99.1	Press release, dated August 7, 2012, of Enphase Energy entitled “Enphase Energy Reports 88% Year-over-Year Revenue Growth in Second Quarter 2012 Financial Results.”